EXHIBIT 10.33

                                                                           SALES
                                                                  REPRESENTATIVE
                                                                       AGREEMENT

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THIS AGREEMENT is entered into as of September 1, 2003, between NCL &
Associates, LLC, ("Representative") and Lifestream Technologies, Inc. ("Lifestream").

WHEREAS, Lifestream is engaged in the marketing of Products (as defined below) and desires to engage Representative to assist Lifestream in obtaining Sales of Products to the Accounts (as defined below);

WHEREAS, Representative desires to assist Lifestream as set forth herein and represents that it has the resources and experience necessary to render such assistance effectively; and

WHEREAS, Lifestream and Representative have entered into a Confidentiality Agreement, signed previously.

NOW, THEREFORE, it is mutually agreed as follows:

1.       Definitions

         "Product" shall mean the Lifestream cholesterol monitor and ancillary Lifestream products, including future products.

         "Accounts" shall mean those accounts specifically assigned to Representative by Lifestream, which Accounts are set forth in full in Exhibit A hereto. Exhibit A may be amended from time to time to include additional accounts upon the prior written approval of Lifestream.

         "Sale" shall mean a Product shipment resulting from a purchase order from the Accounts.

2. Appointment. Subject to the terms of this Agreement, Lifestream hereby appoints Representative as a Product Sales representative only to the Accounts assigned hereunder. Representative shall not solicit or obtain orders for Products from accounts other than those listed on Exhibit A without the prior written approval of Lifestream. Changes to Representative's Accounts will be made on Exhibit A in the section titled "Additions" and must be signed by Lifestream.


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3.       Obligations of Representative. During the term of this Agreement and subject to the limitations of Sections 2 and 4, Representative shall:

         (a) Use its best efforts to actively promote Sales of Products to Accounts;

         (b) Solicit orders for Products using only the prices and terms of sale as, from time to time, are established by Lifestream. All orders obtained by Representative shall be subject to acceptance by Lifestream. Lifestream shall have no obligation to the prospective Account to complete such order or to pay any commission to Representative until a Sale has occurred. Lifestream reserves the right to change its prices and terms of sale at any time; and

         (c) Maintain confidentiality as stated in the previously signed Confidentiality Agreement.

4.       Authority and Limitations of Representative

         (a) In performing its obligations hereunder, Representative shall in all respects be an independent contractor. Representative is not an employee, partner, distributor, reseller or joint venturer of Lifestream. Representative, its agents and employees, shall have no authority to obligate Lifestream in any manner whatsoever and shall not represent or hold themselves out to have such authority.

         (b) Representative shall assume sole responsibility for costs, expenses and charges necessary or incidental to its operations hereunder. Representative shall indemnify and hold Lifestream harmless against all such costs, expenses and charges and all claims and obligations of every nature and kind incurred, contracted and created by Representative that have not been specifically assumed in advance in writing by Lifestream.

         (c) Representative shall not use the name "Lifestream Technologies, Inc." or "Lifestream" in any publicity, advertising, telephone listings, signs, business cards, letterhead or in any other manner, without the prior written approval of Lifestream. Additionally, Product sales literature and advertising not supplied by Lifestream shall not be used without the prior written approval of Lifestream.


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         (d)      Lifestream shall invoice all Accounts directly. All payments by Accounts shall be made directly to Lifestream. Representative shall not have authority to make formal quotations or accept payments on behalf of Lifestream. Representative shall instruct all its Accounts to make all payments directly to Lifestream. If Representative should receive any payments from any Accounts such payments shall be forwarded promptly to Lifestream.

         (e) Representative shall not have authority to make any Product claims, written or oral, other than those claims pre-approved by Lifestream. Representative agrees to comply with Lifestream's directions as to the use or nonuse of any Product claims.

5. Obligations of Lifestream. Lifestream's obligations under this Agreement shall be limited to the following:

         (a) Furnish all formal quotations and pertinent sales information and handle all shipping and billing.

         (b) From time to time, furnish Representative with such promotional literature, data and Product bulletins as Lifestream, in its sole discretion, deems appropriate to Representative's performance hereunder. Some or all of the information furnished to Representative will be confidential and subject to the terms of the Confidentiality Agreement between the parties. Information that is deemed confidential in nature shall be marked as such prior to distribution to Representative.

         (c) Furnish Representative with the established prices and terms of sale for the Products, together with any changes that may be made by Lifestream.

         (d) Pay Representative compensation for services performed under this Agreement in the amount and under the circumstances described in Section 6.

         (e) From time to time, provide and schedule, at Lifestream's discretion, training sessions for Representative and any of its personnel.

6. Compensation. The sole compensation to be paid to Representative for its performance of this Agreement shall be a per Sale commission, the amount of which shall be determined in accordance with Exhibit A hereto. In the event Exhibit A is amended to include additional Accounts in accordance with Section 1 hereof, the commissions payable with respect to such additional Accounts shall be determined by Lifestream in its sole discretion and included in an amended Exhibit A.


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         Commission shall be earned at the time of a Sale and shall be payable monthly by the end of the month following the month in which the Sale occurred. Certain Drug Wholesalers sales will be commissioned quarterly due to their reporting practices. In the event accounts are extended payment terms outside Lifestream conventional policies, commission for those invoices shall be paid upon receipt of payments for their invoices (i.e.- consignment sales, extended dating terms, etc.) Those commission payments will be included in the normal end-of-next-month commission payments.

         No commission shall be paid to Representative for Sales that do not result from the efforts of Representative. If a commission due upon a Sale is claimed by more than one party, Lifestream shall have the right, in its sole judgment, to determine which parties' efforts and services caused the Sale to be made.

         If, following a Sale, Products are rejected or returned by the Account or Lifestream refunds all or a portion of the purchase price to the Account or otherwise grants a credit or allowance to the Account, the credit or allowance granted by Lifestream shall proportionately reduce the commission payable to Representative. If the commission previously paid to Representative with respect to such Sale exceeds the amount due Representative, Representative shall promptly refund the excess commission to Lifestream or Lifestream may, at its election, deduct such amount from other commissions payable to Representative pursuant to this Agreement.

7. Term and Termination. This Agreement shall be effective from September 1, 2003, through December 31, 2003. Lifestream may terminate this Agreement at any time for cause upon written notice to Representative. "Cause" shall include, but not be limited to, failure by Representative to provide quality services or failure by Representative to devote a satisfactory amount of time to perform its obligations under this Agreement, or violation or breach by Representative of any provision of this Agreement. Termination for cause in accordance with the foregoing shall not constitute an election of remedies and shall not preclude Lifestream from pursuing any and all other remedies available to it at law or in equity. This Agreement may be terminated by either party without cause upon giving thirty (30) days' written notice. Upon termination, Lifestream shall promptly pay Representative all commissions earned prior to termination. Following termination, Lifestream shall have no obligation to pay commissions to Representative for Product Sales to Accounts or any other form of compensation.

8. No Competitive Activity. During the term of this Agreement, Representative shall not solicit, sell or contract to sell, or act as a distributor, sales agent, representative or consultant for, any cholesterol diagnostic device other than the Products (as defined in Section 1 hereof), including, without limitation, any cholesterol diagnostic device manufactured, marketed, distributed or sold by Roche, Accu-trend Instant Plus, Polymer Technologies, Bioscanner2000, Tepi-Healthcheck & Trimeter, Chemtrack Accumeter, and Cholestech-LDX.


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         Representative shall promptly notify Lifestream of any change in its business relationships or activities that might be construed as creating a conflict of interest. For purposes of this Section 8, "cholesterol diagnostic device" shall include, without limitation, any and all cholesterol diagnostic devices.

9. Use of Information and Nondisclosure. Representative has previously entered into a Confidentiality Agreement with Lifestream and affirms its willingness to uphold the terms of such Confidentiality Agreement.

10. New Developments. Representative agrees to promptly disclose to Lifestream or its assignee any and all inventions, improvements, methods and applications relating to the Products ("New Developments"), including know-how related thereto, conceived, developed or made by Representative (whether alone or with others) during the term of this Agreement. Representative hereby assigns all of its rights to any such New Developments and agrees to take all steps required to promptly transfer and assign all of its rights in and to any New Developments to Lifestream or its assignee.

11. Product Samples and Literature. Lifestream will provide Product samples at no charge with prior approval. Additional samples ordered by Representative will be charged at $65 per monitor, $10 per package of 6 test strips, $10 per each Smart Card, subject to change without notice. All sample units, provided at no charge or purchased at the professional demo price, are not commissionable. Brochures and other sales materials requested by Representative and approved by Lifestream will be provided at Lifestream's cost.

12. Assignment. Representative's rights hereunder shall not be assigned or transferred, either voluntarily or involuntarily, without Lifestream's prior written consent, nor shall Representative's duties hereunder be delegated in whole or part. Any attempted assignment, transfer, or delegation prohibited under this section shall be void and of no effect.

13. Governing Law. This Agreement shall be governed by the laws of the State of Idaho, without regard to its conflict of laws provisions.

14. Miscellaneous. Failure by Lifestream at any time to enforce any of the terms, provisions or conditions of this Agreement shall not constitute or be construed as a waiver of the same and any single or partial exercise by Lifestream of any right under this Agreement shall not preclude any further exercise of the same or the exercise of any other right.

         This Agreement and the previously signed Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior agreements, representations and understandings of the parties.


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         This Agreement shall not be modified or amended except by written agreement signed by both parties, except that Additions to Exhibit A will only require the signature of Lifestream. Any provision of this Agreement held to be unenforceable or invalid by a court of competent jurisdiction shall be ineffective to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect. In the event any of the covenants and restrictions of this Agreement are held invalid or unenforceable because of the unreasonableness of the scope of the subject matter, time or geographical restrictions, then such covenants and restrictions shall be effective for such subject matter, such period of time, and such area as may be determined by such court to be reasonable under the laws of the State of Idaho.

         Any controversy or dispute between the parties hereto arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Kootenai County, Idaho. The prevailing party in such arbitration shall be entitled to recover from the other its reasonable attorneys' fees, costs of arbitration and other reasonable related costs and expenses.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Lifestream Technologies, Inc.                    NCL & Associates, Inc.

By: /s/ Ed Siemens                           By: /s/ Neil C. Luckianow
    ---------------------------                  ------------------------------
        Edward R. Siemens                        Printed Name: Neil C. Luckanow
        Chief Operating Officer                  Title:  Principal



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